Exhibit 10.1

Severance and Retention Bonus Agreement

This Severance and Retention Bonus Agreement (“Agreement”) is made the 7th day of July, 2010, between Salary.com, Inc. (the “Company”) and Yong Zhang (“Executive”).

WHEREAS, the parties previously entered into an offer letter agreement dated March 15, 2000 (“Offer Letter”) and Change in Control Agreement dated June 25, 2010 (“CIC Agreement”); and

WHEREAS the parties wish to enter into this Agreement which will be supplemental to, but in no way duplicative of, the Offer Letter and the CIC Agreement;

NOW, THEREFORE, intended to be legally bound hereby, the parties agree as follows:

1. Restrictive Covenants. The Executive acknowledges and agrees that he entered into an Employee Noncompetition, Nondisclosure and Developments Agreement dated June 7, 2000 (the “Noncompete”), the terms of which remain in full force and effect and are hereby incorporated by reference into this Agreement. Executive hereby confirms and agrees that (i) he has assigned and will assign all Developments described in Section 7(a) of the Noncompete and any related intellectual property rights to the Company, and (ii) for the purposes of the Noncompete and the Offer Letter “Company” means Salary.com, Inc. and all of its subsidiaries and affiliates. In addition, Executive agrees that, during his employment, he shall devote his full working time and efforts to the business and affairs of the Company and that he shall not provide services or engage in any other any other work-related activities on behalf of any person or organization other than the Company whether as an employee, independent contractor or otherwise without prior written approval. Notwithstanding the foregoing, and provided none of Executive’s outside activities interfere with the Executive’s performance of the Executive’s duties and obligations to the Company, (i) the Executive shall not be precluded from participating in passive investments, including as a limited partner, or from serving on other boards of directors and advisors, provided such services and activities are disclosed to the Company’s Board of Directors and, with respect to any public company board service, approved in writing in advance, (ii) the Company acknowledges that it is aware that Executive is a member and officer of Global Emerging, LLC (a/k/a Massachusetts Technology Center, LLC) and that the Board does not object to Executive’s limited business activities related to such entity, and (iii) Executive shall not be precluded from engaging in religious, charitable or other community activities. The obligations arising from the Noncompete and this Section 1 shall be collectively referred to as the “Restrictive Covenants”.

2. Severance. If the Executive’s employment is terminated by the Company without “Cause” (as defined below) or by the Executive for “Good Reason” as herein defined, subject to the Executive entering to a general release of claims agreement in a form acceptable to the Company and complying with the Restrictive Covenants, the Company shall pay Executive severance in the form of cash equal to (a) one year of Executive’s then current base salary plus (b) one year of Executive’s target bonus (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning on the first payroll date that occurs 30 days after the employee’s date of termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

For purposes of this Agreement, “Cause” shall mean: (A) conduct by the Executive constituting gross negligence or willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company; (B) Executive’s commission of any felony or a misdemeanor involving deceit, dishonesty or fraud, or any conduct by him that would reasonably be expected to result in material injury to the Company; (C) non-performance by the Executive of his duties hereunder (other than by reason of his physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chief Executive Officer or the Interim Chief Executive Officer (in either case the “CEO”); (D) the Executive’s violation of the Company’s policies and procedures which has continued following written notice of such non-performance from the CEO; (E) a violation by Executive of any Restrictive Covenant, or (F) Executive’s failure to cooperate in any reasonable respect with an internal investigation or an investigation by regulatory or law enforcement authorities. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause or result from his death or disability shall be deemed a termination without Cause. For purposes of this Agreement, the term “Company” shall include all of the Company’s subsidiaries and affiliates and any successor to the Company’s business.

At any time henceforth during the period of the Executive’s employment with the Company, he may terminate his employment for Good Reason. For purposes of this letter, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) any removal from his title of Chief Operating Officer, Executive Vice President and Chief Technology Officer or his present working title of Chief Operating Officer and President of Global Operations except that a change to Executive’s title after a Change in Control (as defined in the CIC Agreement, hereafter a “CIC”) shall not be a Good Reason event; (ii) a material reduction in Executive’s base salary except for across the board reductions affecting all management employees; (iii) a material diminution of Executive’s duties, responsibilities or authorities with respect to Technology, Data Operations, China Operations, or Professional Services, with the recognition that Executive shall not be in charge of Professional Services but the person in that role shall report directly to the Company’s CEO with a “dotted line” to Executive; notwithstanding the foregoing, the Company may elect to limit or alter Executive’s duties, responsibilities or authorities if Executive engages in negative behavior and that, as a result, the Board of Directors determines in good faith justifies such a change in Executive’s duties, responsibilities or authorities; or (iv) the failure of the Company to obtain the agreement from any successor to the Company, including but not limited to as a result of a CIC, to assume and agree to perform the Company’s obligations outlined in this Agreement. “Good Reason Process” shall mean that (i) the Executive has reasonably determined in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify his employment situation in a manner acceptable to him and the Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive. If the Company cures the Good Reason event in a manner acceptable to the Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

3. Retention Bonus. If Executive remains employed with the Company in a full-time capacity through the Retention Bonus Date, Executive will earn a one time Retention Bonus of $75,000 (SEVENTY FIVE THOUSAND DOLLARS), less applicable deductions and withholdings (“Retention Bonus Amount”). For purposes of this Agreement”, the “Retention Bonus Date” shall be the earlier of: (i) the date of the termination of Executive’s employment by the Company without Cause or (ii) December 31, 2010. To earn any part of the Retention Bonus Executive must remain employed with the Company in a full-time capacity through the Retention Bonus Date. If earned, the Company shall pay the Retention Bonus Amount to Executive on the Company’s first payroll date after the Retention Bonus Date.

4. Release. Executive hereby releases and discharges the Company and its affiliates, and the predecessors, successors, and assigns of each of them, and the current and former employees, and agents of each of the foregoing all in their professional and personal capacities (any and all of which are referred to as the “Releasees”) generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown (“Claims”), which Executive now has, claim to have, ever had, or ever claimed to have had against the Releasees through the date on which Executive executes this Agreement. This general release of Claims includes, without implication of limitation, all Claims related to Executive’s employment with the Company, the compensation provided to Executive by the Company, Claims related to job duties and responsibilities provided or denied, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, defamation, for wages, bonuses, incentive compensation, stock options or equity awards, Claims for unlawful discrimination or retaliation under the common law or any statute (including, without implication of limitation, Massachusetts General Law Ch., 151B, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act), and all Claims for attorney’s fees. Further, Executive voluntarily withdraws any claim letter issued by Executive to the Company prior to the date of this Agreement and hereby requests that the Company not further investigate the matters raised therein. This release shall not affect Executive’s rights and obligations under the Offer Letter, the CIC Agreement, the Restrictive Covenants, this Agreement and any stock option plan and agreements pertaining to equity grants issued to Executive.

5. Board of Directors. The Executive acknowledges that his term as a member of the Company’s Board of Directors is expiring in September, 2010 and that Executive may or may not be renominated and/or reelected to the Board. In the event the Executive is not renominated and/or reelected, Executive agrees not to contest such decision(s) and hereby covenants not to sue the Company or members of the Board in connection with such decision(s). The parties acknowledge and agree that this Section 5 is a material term of this Agreement.

6. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Entire Agreement/CIC Window. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided however, this Agreement shall not affect the Offer Letter, the Restrictive Covenants or the CIC Agreement. The Executive agrees that the CIC Agreement, and not Section 2 of this Agreement, shall be the exclusive source of severance rights and benefits during the six month period that immediately follows a CIC that occurs within twelve months after the Effective Date of the CIC Agreement (the “CIC Window”). For the avoidance of doubt, (i) except for Section 2 of this Agreement which will not be in effect during the CIC Window, this Agreement will remain in full force and effect including during the CIC Window; and (ii) both before and after the CIC Window this entire Agreement, including Section 2, shall be in full force and effect. In no event shall the Executive be entitled to severance in connection with the ending of his employment with the Company under more than one agreement, policy or practice.

8. Other Terms. This Agreement and the Restrictive Covenants are governed by Massachusetts law and the Executive consents to the jurisdiction of the state and federal courts in

Massachusetts in connection with the enforcement of any aspect of this Agreement including the Restrictive Covenants that have been incorporated by reference herein. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Agreement. Any payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein shall be construed to require the Company to minimize tax consequences for the Executive. No waiver of any provision in this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SALARY.COM, INC.

/s/ Paul R. Daoust
Paul R. Daoust
Interim Chief Executive Officer

YONG ZHANG

/s/ Yong Zhang
Yong Zhang

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